EXHIBIT A


Dear Customer,

We are pleased to report that Intel has entered into a settlement with Intergraph Corporation in connection with its lawsuits with Intergraph.

As part of that settlement, we are obligated to inform you that our settlement agreement by its terms does not provide an immunity except for Intel products.

The settlement does not provide any immunity for the combination of an Intel product with a non-Intel product.
Rather, the settlement expressly excludes immunity for any in-combination use of Intel's products with any non-Intel product.

Intel's settlement with Intergraph is consistent with Intel's policy of standing behind its products. Therefore, when considering the use of non-Intel products, please note, that any resulting combinations may require a separate patent license from Intergraph Corporation.

If you have any questions, please feel free to contact
(XYZ).

Very truly yours,

Intel